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Exhibit 99.1

Empire Resources Inc.
One Parker Plaza
Fort Lee, NJ 07024

FOR IMMEDIATE RELEASE

                EMPIRE RESOURCES ANNOUNCES 2004 OPERATING RESULTS

         FORT LEE, NJ, April 1, 2005- Empire Resources, Inc. (AMEX:ERS), a distributor of value added, semi-finished aluminum products, today announced net income of $4,810,000 for 2004 compared to net income of $3,544,000 for 2003, an increase of 36% over the prior year's results. Net income increased to $0.49 per share on a fully diluted basis, as compared to net income in 2003 of $0.37 per share on a fully diluted basis. The Company reported a 15% increase in revenues from $184,416,000 in 2003 to $212,550,000 in 2004, as well as a 23% increase in gross profit from $13,194,000 million in 2003 to $16,284,000 in 2004.

         The Company also announced that it has purchased a new warehouse and manufacturing facility in Baltimore, Maryland. This building is being upgraded and is expected to be available for occupancy in the third quarter of 2005. The Company also announced that it has purchased an aluminum extrusion press which it intends to install in its new facility. The Company expects to begin manufacturing extrusions during the latter half of 2005.

         Empire Resources, Inc., is a distributor of a wide range of semi-finished aluminum products to customers in the transportation, automotive, housing, appliance and packaging industries in the U.S., Canada, Australia and New Zealand. It maintains supply contracts with aluminum mills in various parts of the world.

This press release contains forward-looking statements. Such statements involve various risks that may cause actual results to differ materially. These risks include, but are not limited to, the ability of the company to grow internally or by acquisition and to integrate acquired businesses, not being able to improve operating margins and efficiencies, changing industry and competitive conditions, and other risks referred to in the Company's registration statements and periodic reports filed with the Securities & Exchange Commission.

Contact:
William Spier
212 759-3287 (ext. 101)
wspier@empireresources.com



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

                                                                 Year Ended December 31,
                                                        ----------------------------------------
                                                           2004           2003           2002
                                                        ----------------------------------------
Net sales                                               $  212,550     $  184,416     $  158,738
Cost of goods sold                                         196,266        171,222        147,714
                                                        ----------     ----------     ----------

Gross profit                                                16,284         13,194         11,024
Selling, general and administrative expenses                 7,457          6,419          6,032
                                                        ----------     ----------     ----------

Operating income                                             8,827          6,775          4,992
Interest expense                                             1,140          1,013          1,046
                                                        ----------     ----------     ----------

Income before income taxes                                   7,687          5,762          3,946
Income taxes                                                 2,877          2,218          1,576
                                                        ----------     ----------     ----------

Net income                                              $    4,810 $        3,544 $        2,370
                                                        ==========     ==========     ==========

Weighted average shares outstanding:
     Basic                                                   9,574          9,466         10,049
                                                             -----          -----         ------

     Diluted                                                 9,913          9,702         10,189
                                                             -----          -----         ------

Earnings per share:
     Basic                                                    $.50           $.37           $.24
                                                             -----          -----         ------

     Diluted                                                  $.49           $.37           $.23
                                                             -----          -----         ------
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